EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT


American Vehicle Insurance Company, a Florida corporation

Assurance Managing General Agents, Inc., a Florida corporation

Attorney on Call, Inc., a Florida corporation

Express Insurance and Tax Service, Inc., a Florida corporation

Express Tax Service, Inc., a Florida corporation

Federated Agency Group, Inc., a Florida corporation

Federated Funding Corporation, a Florida corporation

Federated National Insurance Company, a Florida corporation

Federated Premium Finance, Inc., a Florida corporation

FedFirst Corp., a Florida corporation

Fed USA, Inc., a Florida corporation

Reliable Towing and Rental, Inc., a Florida corporation

RPA Financial Corporation, a Florida corporation

Superior Adjusting, Inc., a Florida corporation